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                                                                   Exhibit 10.54


                         MUTUAL SETTLEMENT AGREEMENT,
                   GENERAL RELEASE, AND COVENANT NOT TO SUE


          This Mutual Settlement Agreement, General Release, and Covenant Not to Sue ("Agreement") is made by and between BRIAN K. JOHNSON, ("Employee") and PAC-WEST TELECOMM, INC., its members, officers, directors, lawyers, employers, successors, and assigns ("Employer").

                                   RECITALS

          A. On or about May 12, 2000, the parties entered a written Employment Agreement (hereinafter "Employment Contract"). Employee has worked for Employer since November 1998.

          B. Certain disputes and possible causes of action may have arisen or be claimed to have arisen between Employer and Employee regarding the terms and conditions of, and various happenings occurring during the period of, Employee's employment with Employer.

          C. Each party, mindful of the uncertainties and expense of further proceedings, therefore agrees, in full settlement of all such disputes and possible causes of action, and in consideration of the mutual promises and covenants here, as follows.

          D. The purpose of this Agreement is to provide for the full, complete, and final settlement of each and every claim, cause of action, or liability, whether known or unknown, which either party may have or may have had against the other party prior to the date of Employee's execution of this Agreement.

                                   AGREEMENT

          1. The Employment Contract is hereby cancelled, and declared null and void, without recourse of any kind, by either Employer or Employee, as of the date of Employee's execution of this Agreement.

          2. Employee shall remain in the employ of Employer, as an at-will employee, and on the terms and conditions of this Agreement, until December 16, 2000.

          3. Employee hereby submits his resignation from employment with Employer, such resignation to be effective at 5:00 p.m., Pacific Standard Time, December 16, 2000.

          4. During the period between the Employee's execution of this Agreement, and the effective time of his resignation, December 16, 2000, the terms and conditions of Employee's employment shall be those set forth in the Employment Contract, as though it had not been cancelled and declared null and void, except that the following provisions, as set forth in said Employment Contract will not be effective: Sections 1, 3(b), 3(d), 4(a), 5, 12(c).
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          5. As and for an additional consideration for Employer's entering into this Agreement, Employee hereby waives any and all claims to any portion of, and all of, any Annual bonus, as described in Section 3(b) of the Employment Contract, which has not already been paid to Employee as of his date of execution of this Agreement, except as provided in Section 6 of this Agreement.

          6. As and for an additional consideration for Employee's entering into this Agreement, Employer hereby agrees that certain stock options to 17,500 shares of Employer, which would otherwise not vest in Employee due to the cancellation of the Employment Contract, shall be accelerated, and shall vest in Employee on December 16, 2000, at an exercise price of $2.14 per share.

          7. For, and in consideration of the mutual promises, covenants, and conditions contained herein, each party and his/her or its representatives, heirs, successors, and assigns, does hereby completely release and forever discharge the other party from all claims, rights, demands, actions, obligations, and causes of action of any and all kind, nature, and character, known or unknown, which the releasing party may now have or may have had against the other party prior to the date of Employee's execution of this Agreement, including, but not limited to, any claims to any federal or state agencies, or lawsuits in federal or state courts against the Employer alleging discrimination (including, but not limited to, claims arising under the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Civil Rights Act of 1991), any claim related to employment contracts, express or implied, or any other claims related to Employee's employment or association with the Employer or the circumstances surrounding Employee's employment or association with the Employer, or the termination thereof.

          8. Employee waives any right he may have to reinstatement, employment, or re-employment with the Employer following the termination of his/her employment. Employee agrees to return to Employer any property of the Employer.

          9. The parties agree that neither shall disparage the other during (a) the remainder of Employee's employment through Dec. 16, 2000; and (b) during the one year period after Employee's resignation. Employee shall inform prospective employers or creditors who wish to verify his past employment to contact Employer's Human Resources Representative. In responding to inquiries from prospective employers or creditors of Employee, Employer shall indicate only Employee's dates of employment, his job title, and compensation package through the date of signing of this Agreement. Employer shall not indicate whether Employee is or is not eligible for rehire. Any dispute regarding breach of this paragraph shall be resolved by binding arbitration, pursuant to Paragraph 17.

          10. As and for an additional consideration for Employer's entering into this Agreement, Employee agrees that:

          A. For a period of one year after his resignation, he shall not directly, or indirectly through another person, (1) induce or attempt to induce any employee of Employer or any of its subsidiaries to leave the employ of the Employer or such subsidiary, or (ii) hire any such person who was an employee of Employer or any of its subsidiaries during the 180-day period immediately prior to the date of such hiring, unless
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Employer gives written consent. Such consent shall not unreasonably be withheld, such as in the situation when the Employer has fired the employee or demanded his or her resignation; or (iii) shall not use confidential information or trade secrets of Employer as defined in Paragraph B below in a systematic campaign to induce or attempt to induce the current customers, suppliers, vendors, licensees, licensors, or other business relations of Employer, or any of it subsidiaries, to cease doing business with Employer or such subsidiary.

          B. For a period of three years after his resignation, he shall not use for any purpose whatsoever, nor disclose, publish, duplicate, or otherwise reveal any confidential or proprietary information (such confidential and/or proprietary information being hereinafter called "Confidential Information") to any party whatsoever except with the specific prior written authority of Employer's chief Executive Officer. Employee further agrees that Confidential Information for the purposes of this Agreement is defined as including (i) any and all information which would be, or is, a trade secret as defined in the California Uniform Trade Secrets Act, and (ii) any and all data, materials, products, technology, computer programs, specifications, manuals, software, marketing plans, business plans, financial information, customer lists, customer files, promotional materials and plans, employee information, sales plans and practices, and other information learned by, or developed by, Employee, or disclosed or submitted, orally, in writing, or by any other media, to Employee by Employer during the periods of Employee's relationship with Employer, and that relates to the business, products, services, research or development of Employer or its suppliers, vendors, distributors or customers, and (iii) any analyses, compilations, studies, data, information, documents, or materials prepared by Employee for or on behalf of Employer, and (iv) internal business information of employer, including information relating to strategies and staffing plans and practices, training plans, cost, rate and pricing structures, and accounting and business methods, and (v) identities of, individual requirements of, specific contractual arrangements with, and information about, the Employer's suppliers, vendors, distributors and customers and their confidential information, and (vi) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (vii) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable), and (viii) information related to Employer's sale, installation or maintenance of interconnect services, and of Direct Digital Telephone Services, Types 3, 6, or 8, or similar products or services, or of Data Advantage products, or similar products or services. Confidential Information shall not include information that Employee can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was lawfully known to Employee prior to the time Employee began rendering services to the Employer and its predecessors; or (iii) was rightfully received by Employee from a third party without a breach of any obligation of confidentiality by such third party; and

          C. Breach of any of the covenants contained in this Section 9 (the "Protective Covenants") shall be resolved by binding arbitration between the parties, pursuant to Paragraph 17. If, at the time of enforcement of the covenants, the arbitrator shall hold
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that the duration or scope stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the arbitratort shall be allowed to revise the restrictions contained therein to cover the maximum period or scope permitted by law, and
(ii) Employee hereby acknowledges that the Protective Covenants are reasonable in terms of duration and scope and are necessary to protect the goodwill of the Employer's business and the Confidential Information; and (iii) if Employee breaches, or threatens to commit a breach of any of the Protective Covenants, Employer shall have the following rights and remedies, (a) the right and remedy to have an arbitrator's finding that the Protective Covenants are breached or threatened to be breached specifically enforced by any court of competent jurisdiction (without the need to post a bond or other security), it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Employer and that money damages would not provide an adequate remedy to the Employer; and (b) the right and remedy to require Employee to account for and pay over to the Employer any profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transaction(s) constituting a breach of the Protective Covenants.

          11. Each party represents and warrants that no person other than the parties to this Agreement has or had any interest in the matter covered by this Agreement; that party has the sole right and exclusive authority to execute this Agreement on the executing party's behalf; and that it has not sold, assigned, transferred, or conveyed or otherwise dispensed of any claim or demand relating to the matter covered by this Agreement.

          12. Each party represents and agrees that if an agency or court assumes or maintains jurisdiction of any complaint, claim, or action against the other party (other than a court action to enforce an arbitrator's award), the first party, his or its representatives, successor, and assigns will withdraw from that agency or court proceeding and will direct the agency or court to dismiss with prejudice the matter and will not cooperate or participate in the investigation or prosecution of any such complaint, claim, or action, except as provided by law. Each party agrees not to encourage, assist, or participate in the suit or complaint of another person against the other party, except as required by law. If either party breaches this Paragraph, the dispute shall be resolved by binding arbitration per Paragraph 17. If an arbitrator finds that a breach has occurred, he or she shall find the breaching party liable to the other party in the amount of Five Thousand Dollars ($5,000.00) for each breach , plus attorneys' fees and other expenses incurred in enforcing this provision, without changing other obligations set forth in this Settlement Agreement, General Release, and Covenant Not To Sue.

          13. Each party understands the word "claims" to include all actions, claims, and grievances whether actual or potential, known or unknown, and specifically, but not exclusively, all claims arising out of Employee's employment and association with the Employer. All such claims are forever barred by this Agreement without regard to whether those claims are based on any alleged breach of a duty arising in contract or tort, any alleged discrimination or other unlawful discriminatory act; any other claim or cause of action; and regardless of the forum in which such claim might be brought.
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          14. Each party has read and understands the following language of
Section 1542 of the California Civil Code which provides:
                         A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          15. Having reviewed this provision, each party nevertheless voluntarily releases the other party from all liability for claims arising out of Employee's employment or association with the Employer.

          16. Each party hereby represents and agrees that he/she or it will keep the terms and amount of this Agreement completely confidential and will not hereafter disclose any such information concerning this Agreement to anyone except legal counsel retained to review this matter, unless required to do so by law, or to his or her accountants, tax advisors, or preparers, and to all of whom shall be required to maintain the confidentiality of this Agreement. Each party agrees that if he, she, it or his, her, or its representatives are asked anything about the status of this matter, they will respond, without further comment or expression, with words to the effect that the matter was resolved to the satisfaction of all. Employee further agrees that he/she will do nothing to indicate that money was paid by the Employer to resolve the matter. If a dispute arises between the parties whether the confidentiality provision has been breached, such dispute shall be resolved by binding arbitration per Paragraph
17. If the arbitrator finds that a party has breached this Paragraph, he or she shall find that the breaching party has liability to the other in the sum of Five Thousand Dollars ($5,000.00) for each breach, plus attorneys' fees, and other expenses in enforcing this provision, and such reimbursement will not affect the obligations set forth in the other paragraphs of this Settlement Agreement, General Release, and Covenant Not To Sue. Notwithstanding the previsions of this Section 16, Employee may communicate the provisions of
Section 10 of this Agreement to any entity he intends to be employed by, provide consulting services to, or otherwise represent, and Employer may communicate the provisions of Section 10 of this Agreement to any such entity, or to any entity who employs, hires, or enters into a contract or arrangement for services with Employee.

          17. Any dispute between the parties about an alleged breach of this Agreement, including but not limited to non-disparagement (Paragraph 9), no litigation against the other party (Paragraph 12), confidentiality (Paragraph
16), and any other dispute arising under this Agreement, shall be subject to binding arbitration before the American Arbitration Association pursuant to its Employment Dispute Resolution Rules. The hearing shall be before a single arbitrator in San Joaquin County. The Employer shall pay the entire costs of the arbitration. Each party shall bear its own attorneys' fees, unless the arbitrator finds that a party has proven a breach of a statute providing attorneys' fees to a prevailing party.

          18. This Agreement and compliance with this Agreement shall not be construed as an admission by either party of any liability whatsoever or as an admission by either party of any violation of the rights of the other party or any person, violations of any
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order, law, statute, duty, or contract or any act of discrimination whatsoever against Employee or any other person; and the Employer specifically disclaims any liability to or discrimination against Employee or any other person.

          19. Each party acknowledges and agrees that no consideration other than as provided for by this Agreement has been or will be paid or furnished; that he/she or it will make no claim and hereby waives any rights he/she or it may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification, or any other alleged change in the settlement; and that the parties have freely and voluntarily entered into and executed this settlement.

          20. Each party fully understands and agrees that if any fact or facts with respect to Employee's prior relationship with Employer is found hereafter to be other than or different from the fact or facts now believed by him to be true, that he/she expressly accepts and assumes the risk of such possible differences in fact or facts and/or belief, and agrees that this Agreement shall be and remain effective notwithstanding such difference in fact or facts and/or belief. Each party agrees he/she and it will have no legal recourse against the other party in the event a fact or belief for which he/she assumed the risk occurs.

          21. Should any term, clause, or provision of this Agreement be found to be invalid, the validity of the remaining terms, clauses, and provisions shall not be affected.

          22. Employee understands and agrees that he/she has been given a full twenty-one (21) days' within which to consider this Agreement before executing it; has carefully read and fully understands all of the provisions of this Agreement; is, through this Agreement, releasing the Employer from any and all claims he/she may have against the Employer as of the date of his execution of the Agreement; knowingly and voluntarily agrees to all of the terms set forth in this Agreement; knowingly and voluntarily intends to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement; has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired; and understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. ss. 621 et seq.) that may arise after the
                                             ------
date of this Agreement is executed are not waived.

          23. This Agreement constitutes the entire Agreement and understanding among the parties and supersedes and pre-empts any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matters hereto in any way.

Executed:  Nov. 20, 2000                       /s/ Brian Johnson
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                                               Brian Johnson

Executed:  Nov. 20, 2000                       /s/ Wallace W. Griffin
                                               -----------------------

                                               Pac-West Telecommunications, Inc.